BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Business Number

C24845-2000

Filing Number

20222743559

Filed On

11/07/2022

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation -After Issuance of Class or Series
☒ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
TRUSTFEED CORP. I
Entity or Nevada Business Identification Number (NVID): C24845-2000
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: SERIES A CONVERTIBLE PREFERRED STOCK
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☐ Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.*

7. Withdrawal:

Designation being Date of

Withdrawn: 20190138228-66-- Designation: 03/29/2019

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

 SERIES B CONVERTIBLE PREFERRED STOCK

8. Signature: (Required)	x /s/ Rasmus Refer	Date:	11/07/2022
Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

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TRUSTFEED CORP.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

WHEREAS, the Board of Directors of the Corporation is authorized by the Corporation’s Articles of Incorporation to fix or alter the rights, preferences. privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including, but not limited to, the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof: or any of them; and

WHEREAS, on or about March 29, 2019, the Corporation designated a series of Preferred Stock, known as “Series A Convertible Preferred Stock,” with the rights, features and limitations of the series of preferred stock identified in the designation filed with the Nevada Secretary of State;

WHEREAS, on or about April 16, 2021, the Corporation filed an amended designation with the Nevada Secretary of State to, among other things, revise provisions concerning the rights of holders of Series A Convertible Preferred Stock to convert into common stock at a ratio of twenty shares of common stock for each share of Series A Convertible Preferred Stock;

WHEREAS, the board of directors and majority of the outstanding holders of Series A Convertible Preferred Stock desire to further amend and to restate the designation for the Series A Convertible Preferred Stock to reduce the number of shares authorized as Series A Convertible Preferred stock to five hundred thousand (500,000) shares, and to set the Conversion Rate (defined below) at twenty shares of common stock for each share of Series A Convertible Preferred Stock, despite the reverse split of one common share in exchange for every two thousand common shares of the outstanding common stock conducted by the Company, which was effective on September 2, 2022.

NOW THEREFORE, be it resolved, the Board of Directors hereby does provide for the issue of a series of Preferred Stock consisting of Five Hundred Thousand (500,000) shares designated as "Series A Convertible Preferred Stock”, and does hereby fix the rights, privileges, preferences and restrictions and other matters relating to the Series A Convertible Preferred Stock (the "Preferred Shares") as follows:

(l)	Dividends.

(a)                 Dividends. Subject to a declaration thereof by the Company's Board of Directors, each holder (a "Holder" and, collectively, the "Holders") of the Preferred Shares shall be entitled to a dividend (individually, a "Dividend", collectively, the "Dividends") at a rate determined by the Company's Board of Directors on a pair passu basis with the holders of Common Shares and other classes of preferred shares of the Company, except for those holders of any class of preferred shares which have a preference with respect to the right to receive dividends.

(b)                  General Payment Provisions. All Dividends, if, when, and as declared, by the Company with respect to any Preferred Share shall be made in lawful money of the United States of America by depositing with the United States Postal Service, within 15 days of the late of declaration by the Company's Board of directors of such Dividend n company check, made payable to the Holder, to such address as such Holder may from time to time designated by written notice to the Company in accordance with the provisions of this Certificate of Designation of Rights, Privileges, Preferences and Restrictions (the "Certificate of Designation").

(2)                 Conversion of Preferred Shares. Preferred Snares shall be convertible into shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), on the terms and conditions set forth in this Section. 2.

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(a)                 Certain Defined Terms. For purposes of this Certificate of Designation., the following terms shall have the following meanings:

(i)	"Business Day" means any day in which the stock markets of the United

States are open for business.

(ii)	"Issuance Date” means the date the first of the Preferred Shares have been issued or sold.

(iii)               "Person" means an individual, limited liability company, a partnership, a Joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b)                 Holder's Conversion Right: Mandatory Conversion. Subject to the provisions of Section 2(c), below, at any time or times on or after the Issuance Date, any Holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock at the rate of Twenty (20) shares of Common Stock for each of the Preferred Shares. (the “Conversion Rate”).

(c)                 Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i)                  Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile or e-mail (or otherwise deliver), for receipt on or prior to 11:59 pm., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii)                Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile or e-mail, a confirmation receipt, or such Conversion Notice to such Holder. Upon receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion ) notice, the Company shall, on the next Business Day fo1lowing the date of receipt (or the second Business Day following the date of receipt if received after l1:00 am. local time of the company) issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iv)               Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)                 Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

(d)                 Taxes. The Company shall pay any and all taxes and transfer fees that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

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(f)                  Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(e).

(i)                  Adjustments of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the company at any time combines (by combination, reverse stock split or otherwise) one or note classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)                Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the company’s Board of Directors will make an appropriate adjustment in the conversion Price so as to protect the rights of the Holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(e).

(iii)               Notice. Immediately upon any adjustment of the Conversion Price, the company will give written notice thereof to each Holder of Preferred Shares, setting forth in reasonable detail, and certifying. the calculation of such adjustment.

(3)                 Reservation of Shares. The Company shall. at all times so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock. solely for the purpose of effecting the conversion of the Preferred Shares. such number of shares (the "Reserved Amount") of Common Stock as shall from time to time be sufficient to affect the conversion of all the Preferred Shares then outstanding. The initial number of shares of Common reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved be allocated pro rata among the Holders of the Preferred Shares based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares. as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Preferred share shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of preferred Shares then held by such Holders.

(4)                 Voting Rights. Except as otherwise provided herein or required by law, the holders of Series A preferred Stock and the holders of Common Stock shall vote together and not as separate classes and the Series A Preferred Stock shall be counted on an "as converted" basis times Twenty (20).

(5)                 Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation dissolution or winding up of the Company, the Holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock or the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on tile liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to

$0.009 and any accrued but unpaid Dividends (such sum being referred to as the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Preferred Shares, then each Holder of Preferred Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation, dissolution or winding up of the Company. Neither the consolidation or merger off the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No Holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation. dissolution, or winding up of the Company other than the amounts provided for herein, provided that a Holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

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(6)                 Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Holders of not less than sixty percent (60%) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and ·winding up of the Company. Without the prior express written consent of the Holders of not less than sixty percent (60%) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of incorporation or bylaws or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the Holders of the preferred shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, Designations, Determinations and preferences provided for herein and no merger shall result inconsistent therewith.

(7)                 Restriction on Cash Dividends. Until all the Preferred Shares have been converted as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express Written consent of the Holders of not less than sixty percent (60%) of the then outstanding Preferred Shares.

(8)                 Vote to Change the Terms of Preferred Share. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than sixty percent (60%) of the then-outstanding Preferred Shares, shall be required for any change to this Certificate of Designation or the Company’s Certificate of Incorporation which would amend. alter, change, or repeal any of the powers, Determinations. preferences and rights of the Preferred Shares.

(9)                 Lost or Stolen Certificates. Upon, Receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft, or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancelation of the Preferred stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(10)             Remedies. Characterizations. Other Obligations. Breaches and injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments. conversion and the like (and the computation thereat) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(l l) Specific Shall Not Limit General: Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(12) Failure or indulgence Not Waiver. No failure or delay on the part of a Holder of preferred Shares in the exercise of any power right or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right power or privilege.

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